Exhibit 99.1
NEWS CORPORATION REPORTS FIRST QUARTER RESULTS FOR FISCAL 2021
FISCAL 2021 FIRST QUARTER KEY FINANCIAL HIGHLIGHTS

•Revenues were $2.12 billion, a 10% decline compared to $2.34 billion in the prior year, primarily driven by the sale of News America Marketing
•Net income of $47 million compared to a net loss of $(211) million in the prior year, which included non-cash impairment charges of $273 million
•Total Segment EBITDA was $268 million compared to $221 million in the prior year
•Reported EPS were $0.06 compared to $(0.39) in the prior year – Adjusted EPS were $0.08 compared to $0.04 in the prior year
•Segment EBITDA at Digital Real Estate Services grew 45%, with record revenue and profit contribution by Move, operator of realtor.com®, led by its referral model
•Segment EBITDA at Dow Jones grew 47%, driven by record average consumer product subscriptions of 3.88 million, led by 29% growth in digital-only subscriptions
•Book Publishing saw 13% and 45% growth in revenues and Segment EBITDA, respectively, benefiting from continued strong performance in digital sales

NEW YORK, NY – November 5, 2020 – News Corporation (“News Corp” or the “Company”) (Nasdaq: NWS, NWSA; ASX: NWS, NWSLV) today reported financial results for the three months ended September 30, 2020.
Commenting on the results, Chief Executive Robert Thomson said:

“News Corp has started the fiscal year strongly, with higher revenue in many of our segments during the first quarter, and a 21 percent increase year-on-year in profitability, despite the disruptive economic consequences of COVID-19.

Total revenues for the quarter were $2.1 billion, a fall of 10 percent, but that contraction was largely due to the sale of News America Marketing, and the adjusted decline was 3 percent. Meanwhile, three of our segments, Dow Jones, Digital Real Estate Services and Book Publishing, reported year-over-year Segment EBITDA increases of at least 45 percent, highlighting the success of our investment strategy in publishing and digital real estate.

Dow Jones posted a record first quarter in profitability and higher revenues, thanks to its role as one of the world’s most trusted providers of business news and analysis. There is undoubted U.S. and international potential for Dow Jones to expand audiences and revenues, and the team is pleased by the early returns on a subscriber offering for the previously free MarketWatch service.

Digital Real Estate Services flourished, even though property markets have naturally been unsettled by the pandemic and the understandable restrictions on home inspections. Move, the operator of realtor.com®, reported record revenues and profit contribution for the quarter, and played an important role in our overall profitability. HarperCollins’ strong results reflected the importance of savvy commissioning, combined with sensible cost control.

It is clear that the digital landscape is changing fundamentally, and the Company has been an important catalyst for that change. The principle of a premium for premium content is now recognized, and there will inevitably be further developments in algorithmic transparency and the digital advertising market, two areas in which News Corp has been a leading advocate.

We are continuing our drive to be a more focused, more digital company and we believe the positive results of that strategy are already clear. Our aim is to generate enhanced returns for our investors in the months, quarters and years to come.”

FIRST QUARTER RESULTS

The Company reported fiscal 2021 first quarter total revenues of $2.12 billion, 10% lower compared to $2.34 billion in the prior year period. The decline was due to a $200 million, or 9%, negative impact from the divestiture of News America Marketing, weakness in the print advertising market, a $35 million, or 2%, negative impact from the closure or transition to digital of certain regional and community newspapers in Australia and lower subscription revenues at the Subscription Video Services segment. The decline was partially offset by growth in the Book Publishing and Digital Real Estate Services segments, as well as a $50 million, or 2%, positive impact from foreign currency fluctuations. Adjusted Revenues (which exclude the foreign currency impact, acquisitions and divestitures as defined in Note 2) decreased 3%.

Net income for the quarter was $47 million compared to a net loss of $(211) million in the prior year, reflecting the absence of impairment charges and higher Total Segment EBITDA, as discussed below, partially offset by higher tax expense.

The Company reported first quarter Total Segment EBITDA of $268 million, a 21% increase compared to $221 million in the prior year. The increase was primarily due to strong growth at the Digital Real Estate Services, Dow Jones and Book Publishing segments, partially offset by a decline at the News Media segment, reflecting the absence of a net $12 million contribution due to the divestitures of News America Marketing and Unruly. Adjusted Total Segment EBITDA (as defined in Note 2) increased 23%.

Net income (loss) per share attributable to News Corporation stockholders was $0.06 as compared to $(0.39) in the prior year.

Adjusted EPS (as defined in Note 3) were $0.08 compared to $0.04 in the prior year.

SEGMENT REVIEW

	For the three months ended September 30,
	2020	2019	% Change
	(in millions)		Better/ (Worse)
Revenues:
Digital Real Estate Services	$290	$272	7%
Subscription Video Services	496	514	(4)%
Dow Jones(a)	386	382	1%
Book Publishing	458	405	13%
News Media(a)	487	767	(37)%
Other	—	—	—%
Total Revenues	$2,117	$2,340	(10)%

Segment EBITDA:
Digital Real Estate Services	$119	$82	45%
Subscription Video Services	78	81	(4)%
Dow Jones	72	49	47%
Book Publishing	71	49	45%
News Media	(22)	7	**
Other	(50)	(47)	(6)%
Total Segment EBITDA	$268	$221	21%

** Not meaningful
(a)In the fourth quarter of fiscal 2020, the Company revised the composition of its reportable segments to present the Dow Jones business as a separate segment. Previously, the financial information for this segment was aggregated with the businesses within the News Media segment and, together, formed the News and Information Services segment. All prior periods have been revised to reflect the new segment presentation.

Digital Real Estate Services

Revenues in the quarter increased $18 million, or 7%, compared to the prior year, including a $6 million, or 3%, positive impact from foreign currency fluctuations. Segment EBITDA in the quarter increased $37 million, or 45%, compared to the prior year, primarily due to $28 million of higher contribution from Move, the deferral of marketing costs and a positive impact of $3 million, or 4%, from foreign currency fluctuations. Adjusted Revenues and Adjusted Segment EBITDA (as defined in Note 2) increased 4% and 40%, respectively.

Move’s revenues in the quarter increased $15 million, or 12%, to $138 million, primarily as a result of higher real estate revenues. Real estate revenues, which represented 81% of total Move revenues, grew $13 million, or 13%, due to strength in the referral model, driven by an over 40% increase in average monthly lead volume and higher average home values. Revenues from the referral model in the quarter represented approximately 30% of total Move revenues. Revenues from the traditional lead generation product declined modestly, which was an improvement from the prior quarter trend, as strong demand from agents increased sell-through and yield. Based on Move’s internal data, average monthly unique users of realtor.com®’s web and mobile sites for the fiscal first quarter grew 26% year-over-year to 90 million, with a record 92 million unique users in August.

In the quarter, revenues at REA Group increased $3 million, or 2%, to $152 million, primarily driven by a $6 million, or 4%, positive impact from foreign currency fluctuations. The modest revenue declines in the developer, commercial and Asian businesses were offset by modest growth in residential revenues and an increase in financial services revenues. Australian national residential listing volumes in the quarter declined 2% compared to the prior year, driven by the continued impact from COVID-19 restrictions, particularly in Victoria.

Subscription Video Services

Revenues in the quarter decreased $18 million, or 4%, compared with the prior year, including a $20 million, or 3%, positive impact from foreign currency fluctuations. The revenue decline was driven by the impact from fewer residential broadcast subscribers and a $14 million, or 3%, negative impact from lower commercial subscription revenues resulting from the ongoing restrictions on pubs, clubs and other commercial venues due to COVID-19, partially offset by higher revenues from OTT products. Adjusted Revenues decreased 7% compared to the prior year.

As of September 30, 2020, Foxtel’s total closing paid subscribers were 3.287 million, a 7% increase compared to the prior year, primarily due to the growth in subscribers at Kayo and the launch of Binge, partially offset by lower residential and commercial broadcast subscribers. 2.055 million of the total closing subscribers were residential and commercial broadcast subscribers, and the remaining 1.232 million consisted of Kayo, Foxtel Now and Binge subscribers. As of September 30, 2020, there were 681,000 Kayo subscribers (644,000 paying), compared to 430,000 subscribers (364,000 paying) in the prior year. As of September 30, 2020, there were 310,000 Foxtel Now subscribers (298,000 paying), compared to 385,000 subscribers (375,000 paying) in the prior year. Binge, which launched in May, had 321,000 (290,000 paying) subscribers as of September 30, 2020.

Broadcast subscriber churn in the quarter increased slightly to 14.6% from 14.4% in the prior year. Broadcast ARPU for the quarter increased 1% to A$79 (US$56).

Segment EBITDA in the quarter decreased $3 million, or 4%, compared with the prior year, primarily due to lower revenues as discussed above, partially offset by lower entertainment programming costs and lower other operating costs. The $36 million (A$51 million) negative impact related to the deferral of sports programming rights and production costs from the fourth quarter of fiscal 2020 into fiscal 2021 as a result of the suspension of sporting events due to COVID-19 was partially offset by the savings from renegotiated sports rights. Adjusted Segment EBITDA decreased 9%.

Dow Jones

Revenues in the quarter increased $4 million, or 1%, compared to the prior year, primarily due to growth in circulation and subscription revenues, partially offset by lower print advertising revenues. Digital revenues at Dow Jones in the quarter represented 73% of total revenues compared to 65% in the prior year.

Circulation and subscription revenues increased $22 million, or 8%, primarily due to an increase in circulation revenues and higher revenues from content licensing partnerships. Circulation revenue grew 7%, reflecting the continued strong growth in digital-only subscriptions, partially offset by lower single-copy and amenity sales related to COVID-19. Professional information business revenues grew 2%, driven by 16% growth in Risk & Compliance products, partially offset by the decline in revenues from News Alerts & Data products. Digital circulation revenues accounted for 63% of circulation revenues for the quarter, compared to 56% in the prior year. During the quarter, total subscriptions to Dow Jones’ consumer products reached 3.88 million, an 18% increase compared to the prior year, of which digital-only subscriptions grew 29%. Subscriptions to The Wall Street Journal grew 19% compared to the prior year, to 3.10 million average subscriptions in the quarter. Digital-only subscriptions to The Wall Street Journal grew 27% to more than 2.35 million average subscriptions in the quarter, and represented 76% of its total subscriptions.

Advertising revenue decreased $14 million, or 17%, primarily due to a 39% decline in print advertising revenues, driven by general market weakness and lower volume across The Wall Street Journal and Barron’s due to COVID-19, partially offset by a 14% increase in digital advertising revenues. Digital advertising accounted for 57% of total advertising revenues in the quarter, compared to 42% in the prior year.

Segment EBITDA for the quarter increased $23 million, or 47%, primarily due to lower costs related to lower print volume and other discretionary cost savings as a result of COVID-19, as well as higher revenues, as discussed above.

Book Publishing

Revenues in the quarter increased $53 million, or 13%, compared to the prior year, reflecting a $4 million, or 1%, positive impact from foreign currency fluctuations. The revenue growth was primarily due to higher sales in General books with the success of titles such as The Order by Daniel Silva, The Guest List by Lucy Foley and How to Destroy America in Three Easy Steps by Ben Shapiro, as well as growth in Children’s books, driven by higher backlist sales across various titles. Adjusted Revenues increased 10%. Digital sales increased 20% compared to the prior year, driven by growth in both e-book and downloadable audiobook sales. Digital sales represented 23% of Consumer revenues for the quarter. Segment EBITDA for the quarter increased $22 million, or 45%, compared to the prior year, primarily due to the higher revenues discussed above. Adjusted Segment EBITDA increased 41%.

News Media

Revenues in the quarter decreased $280 million, or 37%, as compared to the prior year, including a $19 million, or 2%, positive impact from foreign currency fluctuations. The decline was primarily driven by a $200 million, or 26%, impact from the divestiture of News America Marketing in May 2020. The decline also reflects the $35 million, or 5%, impact from the closure or transition to digital of certain regional and community newspapers in Australia. Within the segment, revenues at News Corp Australia and News UK declined 20% and 8%, respectively. Adjusted Revenues for the segment decreased 16% compared to the prior year.

Circulation and subscription revenues increased $1 million compared to the prior year, primarily due to digital subscriber growth, a $10 million, or 4%, positive impact from foreign currency fluctuations and price increases, offset by lower single-copy sales revenue, primarily at News UK, as a result of COVID-19.

Advertising revenues decreased $262 million, or 59%, compared to the prior year, reflecting a $200 million, or 45%, negative impact from the divestiture of News America Marketing. The remainder of the decline was driven by continued weakness in the advertising market, exacerbated by COVID-19, and a $29 million, or 7%, negative impact related to the closure or transition to digital of certain regional and community newspapers in Australia, partially offset by a $7 million, or 1%, positive impact from foreign currency fluctuations.

In the quarter, Segment EBITDA decreased $29 million compared to the prior year, reflecting lower revenues, as discussed above, and the absence of a net $12 million contribution due to the divestitures of News America Marketing and Unruly, partially offset by higher cost savings across the businesses.

Digital revenues represented 28% of News Media segment revenues in the quarter, compared to 19% in the prior year. For the quarter, digital revenues at the newspaper mastheads represented 25% of their combined revenues. Digital subscribers and users across key properties within the News Media segment are summarized below:

•Closing digital subscribers at News Corp Australia’s mastheads as of September 30, 2020 were 685,200, compared to 542,400 in the prior year (Source: Internal data)
•The Times and Sunday Times closing digital subscribers as of September 30, 2020 were 337,000, compared to 312,000 in the prior year (Source: Internal data)

•The Sun’s digital offering reached 140 million global monthly unique users in September 2020, compared to 129 million in the prior year (Source: Google Analytics)
•New York Post’s digital network reached 144 million unique users in September 2020, compared to 107 million in the prior year (Source: Google Analytics)

CASH FLOW
The following table presents a reconciliation of net cash provided by operating activities to free cash flow available to News Corporation:

	For the three months ended September 30,
	2020	2019
	(in millions)
Net cash provided by operating activities	$155	$27
Less: Capital expenditures	(93)	(117)
	62	(90)
Less: REA Group free cash flow	(29)	(28)
Plus: Cash dividends received from REA Group	32	35
Free cash flow available to News Corporation	$65	$(83)

Net cash provided by operating activities of $155 million for the three months ended September 30, 2020 was $128 million higher than $27 million in the prior year, primarily due to higher Total Segment EBITDA as noted above and lower working capital.

Free cash flow available to News Corporation in the three months ended September 30, 2020 was $65 million compared to $(83) million in the prior year period. The improvement was primarily due to higher cash provided by operating activities, as mentioned above, and lower capital expenditures. Foxtel’s capital expenditures for the three months ended September 30, 2020 were $51 million, compared to $66 million in the prior year.

Free cash flow available to News Corporation is a non-GAAP financial measure defined as net cash provided by operating activities, less capital expenditures (“free cash flow”), less REA Group free cash flow, plus cash dividends received from REA Group.

The Company considers free cash flow available to News Corporation to provide useful information to management and investors about the amount of cash that is available to be used to strengthen the Company’s balance sheet and for strategic opportunities including, among others, investing in the Company’s business, strategic acquisitions, dividend payouts and repurchasing stock. The Company believes excluding REA Group’s free cash flow and including dividends received from REA Group provides users of its consolidated financial statements with a measure of the amount of cash flow that is readily available to the Company, as REA Group is a separately listed public company in Australia and must declare a dividend in order for the Company to have access to its share of REA Group’s cash balance. The Company believes free cash flow available to News Corporation provides a more conservative view of the Company’s free cash flow because this presentation includes only that amount of cash the Company actually receives from REA Group, which has generally been lower than the Company’s unadjusted free cash flow. A limitation of free cash flow available to News Corporation is that it does not represent the total increase or decrease in the cash balance for the period. Management compensates for the limitation of free cash flow available to News Corporation by also relying on the net change in cash and cash equivalents as presented in the Company’s consolidated statements of cash flows prepared in accordance with GAAP which incorporates all cash movements during the period.

OTHER ITEMS

Subsequent Events

In October 2020, REA Group entered into a binding agreement to increase its ownership interest in Elara Technologies Pte. Ltd. (“Elara”). REA Group currently holds a 13.5% interest and on completion, is expected to have a shareholding of between 47.2% and 61.1% and hold five of nine seats on Elara’s Board of Directors. The total consideration for the transaction at the REA Group level is expected to be between $50 million to $70 million, with $34.5 million to be paid in cash and the remainder in newly-issued REA Group shares. In connection with the transaction, News Corp will also increase its interest in Elara to 38.9% for a cash payment of $34.5 million. On a consolidated basis, News Corp is expected to hold an 86.1% to 100% combined interest in Elara upon completion. The transaction, which remains subject to confirmatory due diligence and the renegotiation of key management employment contracts, is anticipated to be completed in the second quarter of fiscal 2021.

COMPARISON OF NON-GAAP TO U.S. GAAP INFORMATION

Adjusted Revenues, Total Segment EBITDA, Adjusted Total Segment EBITDA, Adjusted Segment EBITDA, adjusted net income attributable to News Corporation stockholders, Adjusted EPS and free cash flow available to News Corporation are non-GAAP financial measures contained in this earnings release. The Company believes these measures are important tools for investors and analysts to use in assessing the Company’s underlying business performance and to provide for more meaningful comparisons of the Company’s operating performance between periods. These measures also allow investors and analysts to view the Company’s business from the same perspective as Company management. These non-GAAP measures may be different than similar measures used by other companies and should be considered in addition to, not as a substitute for, measures of financial performance calculated in accordance with GAAP. Reconciliations for the differences between non-GAAP measures used in this earnings release and comparable financial measures calculated in accordance with U.S. GAAP are included in Notes 1, 2 and 3 and the reconciliation of net cash provided by operating activities to free cash flow available to News Corporation is included above.

Conference call
News Corporation’s earnings conference call can be heard live at 5:00pm EST on November 5, 2020. To listen to the call, please visit http://investors.newscorp.com.

Annual Meeting of Stockholders
News Corporation’s 2020 Annual Meeting of Stockholders will be held exclusively via live webcast on Wednesday, November 18, 2020, beginning at 3:00 p.m. (Eastern Standard Time). The webcast can be accessed at www.virtualshareholdermeeting.com/NWS2020. A replay will be available at the same location for a period of time following the meeting.

Cautionary Statement Concerning Forward-Looking Statements
This document contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements regarding trends and uncertainties affecting the Company’s business, results of operations and financial condition, including expected impacts from the ongoing COVID-19 pandemic and related public health measures, the Company’s strategy and strategic initiatives, including potential acquisitions, investments and dispositions, and the outcome of contingencies such as litigation and investigations. These statements are based on management’s views and assumptions regarding future events and business performance as of the time the statements are made. Actual results may differ materially from these expectations due to the risks and uncertainties related to COVID-19 and the risks, uncertainties and other factors described in the Company’s filings with the Securities and Exchange Commission (many of which may be amplified by COVID-19). The ultimate impact of the COVID-19 pandemic, including the extent of adverse impacts on the Company’s business, results of operations, cash flows and financial condition, will depend on, among other things, the severity, duration, spread and any reoccurrence of the pandemic, the impact of governmental actions and business and consumer behavior in response to the pandemic, the effectiveness of actions taken to contain or mitigate the outbreak and prevent or limit any reoccurrence, the resulting global economic conditions and how quickly and to what extent normal economic and operating conditions can resume, all of which are highly uncertain and cannot be predicted. More detailed information about this and other factors that could affect future results is contained in our filings with the Securities and Exchange Commission. The “forward-looking statements” included in this document are made only as of the date of this document and we do not have and do not undertake any obligation to publicly update any “forward-looking statements” to reflect subsequent events or circumstances, and we expressly disclaim any such obligation, except as required by law or regulation.

About News Corporation
News Corp (Nasdaq: NWS, NWSA; ASX: NWS, NWSLV) is a global, diversified media and information services company focused on creating and distributing authoritative and engaging content and other products and services. The company comprises businesses across a range of media, including: digital real estate services, subscription video services in Australia, news and information services and book publishing. Headquartered in New York, News Corp operates primarily in the United States, Australia, and the United Kingdom, and its content and other products and services are distributed and consumed worldwide. More information is available at: www.newscorp.com.
Contacts:

Investor Relations	Corporate Communications
Michael Florin	Jim Kennedy
212-416-3363	212-416-4064
mflorin@newscorp.com	jkennedy@newscorp.com

Leslie Kim
212-416-4529
lkim@newscorp.com

NEWS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited; in millions, except per share amounts)

	For the three months ended September 30,
	2020	2019
Revenues:
Circulation and subscription	$1,002	$995
Advertising	332	608
Consumer	441	387
Real estate	235	218
Other	107	132
Total Revenues	2,117	2,340
Operating expenses	(1,164)	(1,338)
Selling, general and administrative	(685)	(781)
Depreciation and amortization	(164)	(162)
Impairment and restructuring charges	(40)	(297)
Equity losses of affiliates	(1)	(2)
Interest (expense) income, net	(8)	4
Other, net	17	4
Income (loss) before income tax (expense) benefit	72	(232)
Income tax (expense) benefit	(25)	21
Net income (loss)	47	(211)
Less: Net income attributable to noncontrolling interests	(13)	(16)
Net income (loss) attributable to News Corporation stockholders	$34	$(227)

Weighted average shares outstanding:
Basic	590	587
Diluted	591	587

Net income (loss) attributable to News Corporation stockholders per share:
Basic	$0.06	$(0.39)
Diluted	$0.06	$(0.39)

NEWS CORPORATION
CONSOLIDATED BALANCE SHEETS
(Unaudited; in millions)

	As of September 30, 2020	As of June 30, 2020
ASSETS
Current assets:
Cash and cash equivalents	$1,539	$1,517
Receivables, net	1,240	1,203
Inventory, net	203	348
Other current assets	453	393
Total current assets	3,435	3,461

Non-current assets:
Investments	314	297
Property, plant and equipment, net	2,225	2,256
Operating lease right-of-use assets	1,048	1,061
Intangible assets, net	1,869	1,864
Goodwill	3,997	3,951
Deferred income tax assets	337	332
Other non-current assets	1,175	1,039
Total assets	$14,400	$14,261

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$322	$351
Accrued expenses	1,060	1,019
Deferred revenue	409	398
Current borrowings	78	76
Other current liabilities	869	838
Total current liabilities	2,738	2,682

Non-current liabilities:
Borrowings	1,206	1,183
Retirement benefit obligations	260	277
Deferred income tax liabilities	263	258
Operating lease liabilities	1,135	1,146
Other non-current liabilities	344	326
Commitments and contingencies
Equity:
Class A common stock	4	4
Class B common stock	2	2
Additional paid-in capital	12,075	12,148
Accumulated deficit	(3,207)	(3,241)
Accumulated other comprehensive loss	(1,235)	(1,331)
Total News Corporation stockholders' equity	7,639	7,582
Noncontrolling interests	815	807
Total equity	8,454	8,389
Total liabilities and equity	$14,400	$14,261

NEWS CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited; in millions)

	For the three months ended September 30,
	2020	2019
Operating activities:
Net income (loss)	$47	$(211)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	164	162
Operating lease expense	32	43
Equity losses of affiliates	1	2
Cash distributions received from affiliates	4	2
Impairment charges	—	273
Other, net	(17)	(4)
Deferred income taxes and taxes payable	10	(45)
Change in operating assets and liabilities, net of acquisitions:
Receivables and other assets	(46)	(1,551)
Inventories, net	2	(72)
Accounts payable and other liabilities	(42)	1,428
Net cash provided by operating activities	155	27
Investing activities:
Capital expenditures	(93)	(117)
Acquisitions, net of cash acquired	(1)	—
Investments in equity affiliates and other	(7)	(5)
Proceeds from property, plant and equipment and other asset dispositions	2	3
Other, net	3	1
Net cash used in investing activities	(96)	(118)
Financing activities:
Borrowings	123	199
Repayment of borrowings	(119)	(290)
Dividends paid	(20)	(22)
Other, net	(34)	18
Net cash used in financing activities	(50)	(95)
Net change in cash and cash equivalents	9	(186)
Cash and cash equivalents, beginning of period	1,517	1,643
Exchange movement on opening cash balance	13	(16)
Cash and cash equivalents, end of period	$1,539	$1,441

NOTE 1 – TOTAL SEGMENT EBITDA
Segment EBITDA is defined as revenues less operating expenses and selling, general and administrative expenses. Segment EBITDA does not include: depreciation and amortization, impairment and restructuring charges, equity losses of affiliates, interest (expense) income, net, other, net and income tax (expense) benefit. Management believes that Segment EBITDA is an appropriate measure for evaluating the operating performance of the Company’s business segments because it is the primary measure used by the Company’s chief operating decision maker to evaluate the performance of and allocate resources within the Company’s businesses. Segment EBITDA provides management, investors and equity analysts with a measure to analyze the operating performance of each of the Company’s business segments and its enterprise value against historical data and competitors’ data, although historical results may not be indicative of future results (as operating performance is highly contingent on many factors, including customer tastes and preferences).
Total Segment EBITDA is a non-GAAP measure and should be considered in addition to, not as a substitute for, net income (loss), cash flow and other measures of financial performance reported in accordance with GAAP. In addition, this measure does not reflect cash available to fund requirements and excludes items, such as depreciation and amortization and impairment and restructuring charges, which are significant components in assessing the Company’s financial performance. The Company believes that the presentation of Total Segment EBITDA provides useful information regarding the Company’s operations and other factors that affect the Company’s reported results. Specifically, the Company believes that by excluding certain one-time or non-cash items such as impairment and restructuring charges and depreciation and amortization, as well as potential distortions between periods caused by factors such as financing and capital structures and changes in tax positions or regimes, the Company provides users of its consolidated financial statements with insight into both its core operations as well as the factors that affect reported results between periods but which the Company believes are not representative of its core business. As a result, users of the Company’s consolidated financial statements are better able to evaluate changes in the core operating results of the Company across different periods. The following table reconciles net income (loss) to Total Segment EBITDA for the three months ended September 30, 2020 and 2019.

	For the three months ended September 30,
	2020	2019	Change	% Change
	(in millions)
Net income (loss)	$47	$(211)	$258	**
Add:
Income tax expense (benefit)	25	(21)	46	**
Other, net	(17)	(4)	(13)	**
Interest expense (income), net	8	(4)	12	**
Equity losses of affiliates	1	2	(1)	(50)%
Impairment and restructuring charges	40	297	(257)	(87)%
Depreciation and amortization	164	162	2	1%
Total Segment EBITDA	$268	$221	$47	21%
** - Not meaningful

NOTE 2 – ADJUSTED REVENUES, ADJUSTED TOTAL SEGMENT EBITDA AND ADJUSTED SEGMENT EBITDA
The Company uses revenues, Total Segment EBITDA and Segment EBITDA excluding the impact of acquisitions, divestitures, fees and costs, net of indemnification, related to the claims and investigations arising out of certain conduct at The News of the World (the “U.K. Newspaper Matters”) and foreign currency fluctuations (“Adjusted Revenues,” “Adjusted Total Segment EBITDA” and “Adjusted Segment EBITDA,” respectively) to evaluate the performance of the Company’s core business operations exclusive of certain items that impact the comparability of results from period to period such as the unpredictability and volatility of currency fluctuations. The Company calculates the impact of foreign currency fluctuations for businesses reporting in currencies other than the U.S. dollar by multiplying the results for each quarter in the current period by the difference between the average exchange rate for that quarter and the average exchange rate in effect during the corresponding quarter of the prior year and totaling the impact for all quarters in the current period.
The calculation of Adjusted Revenues, Adjusted Total Segment EBITDA and Adjusted Segment EBITDA may not be comparable to similarly titled measures reported by other companies, since companies and investors may differ as to what type of events warrant adjustment. Adjusted Revenues, Adjusted Total Segment EBITDA and Adjusted Segment EBITDA are not measures of performance under generally accepted accounting principles and should not be construed as substitutes for amounts determined under GAAP as measures of performance. However, management uses these measures in comparing the Company’s historical performance and believes that they provide meaningful and comparable information to investors to assist in their analysis of our performance relative to prior periods and our competitors.
The following table reconciles reported revenues and reported Total Segment EBITDA to Adjusted Revenues and Adjusted Total Segment EBITDA for the three months ended September 30, 2020 and 2019.

	Revenues			Total Segment EBITDA
	For the three months ended September 30,			For the three months ended September 30,
	2020	2019	Difference	2020	2019	Difference
	(in millions)			(in millions)
As reported	$2,117	$2,340	$(223)	$268	$221	$47
Impact of acquisitions	(10)	—	(10)	(1)	—	(1)
Impact of divestitures	—	(210)	210	—	(11)	11
Impact of foreign currency fluctuations	(50)	—	(50)	(8)	—	(8)
Net impact of U.K. Newspaper Matters	—	—	—	2	2	—
As adjusted	$2,057	$2,130	$(73)	$261	$212	$49

Foreign Exchange Rates
Average foreign exchange rates used in the calculation of the impact of foreign currency fluctuations for the three months ended September 30, 2020 and 2019 are as follows:

	For the three months ended September 30,
	2020	2019
U.S. Dollar per Australian Dollar	$0.71	$0.69
U.S. Dollar per British Pound Sterling	$1.29	$1.23

Adjusted Revenues and Adjusted Segment EBITDA by segment for the three months ended September 30, 2020 and 2019 are as follows:

	For the three months ended September 30,
	2020	2019	% Change
	(in millions)		Better/(Worse)
Adjusted Revenues:
Digital Real Estate Services	$284	$272	4%
Subscription Video Services	476	514	(7)%
Dow Jones	385	382	1%
Book Publishing	445	405	10%
News Media	467	557	(16)%
Other	—	—	—%
Adjusted Total Revenues	$2,057	$2,130	(3)%

Adjusted Segment EBITDA:
Digital Real Estate Services	$116	$83	40%
Subscription Video Services	74	81	(9)%
Dow Jones	72	49	47%
Book Publishing	69	49	41%
News Media	(22)	(5)	**
Other	(48)	(45)	(7)%
Adjusted Total Segment EBITDA	$261	$212	23%

** - Not meaningful

The following tables reconcile reported revenues and Segment EBITDA by segment to Adjusted Revenues and Adjusted Segment EBITDA by segment for the three months ended September 30, 2020 and 2019.

	For the three months ended September 30, 2020
	As Reported	Impact of Acquisitions	Impact of Divestitures	Impact of Foreign Currency Fluctuations	Net Impact of U.K. Newspaper Matters	As Adjusted
	(in millions)
Revenues:
Digital Real Estate Services	$290	$—	$—	$(6)	$—	$284
Subscription Video Services	496	—	—	(20)	—	476
Dow Jones	386	—	—	(1)	—	385
Book Publishing	458	(9)	—	(4)	—	445
News Media	487	(1)	—	(19)	—	467
Other	—	—	—	—	—	—
Total Revenues	$2,117	$(10)	$—	$(50)	$—	$2,057

Segment EBITDA:
Digital Real Estate Services	$119	$—	$—	$(3)	$—	$116
Subscription Video Services	78	—	—	(4)	—	74
Dow Jones	72	—	—	—	—	72
Book Publishing	71	(1)	—	(1)	—	69
News Media	(22)	—	—	—	—	(22)
Other	(50)	—	—	—	2	(48)
Total Segment EBITDA	$268	$(1)	$—	$(8)	$2	$261

	For the three months ended September 30, 2019
	As Reported	Impact of Acquisitions	Impact of Divestitures	Impact of Foreign Currency Fluctuations	Net Impact of U.K. Newspaper Matters	As Adjusted
	(in millions)
Revenues:
Digital Real Estate Services	$272	$—	$—	$—	$—	$272
Subscription Video Services	514	—	—	—	—	514
Dow Jones	382	—	—	—	—	382
Book Publishing	405	—	—	—	—	405
News Media	767	—	(210)	—	—	557
Other	—	—	—	—	—	—
Total Revenues	$2,340	$—	$(210)	$—	$—	$2,130

Segment EBITDA:
Digital Real Estate Services	$82	$—	$1	$—	$—	$83
Subscription Video Services	81	—	—	—	—	81
Dow Jones	49	—	—	—	—	49
Book Publishing	49	—	—	—	—	49
News Media	7	—	(12)	—	—	(5)
Other	(47)	—	—	—	2	(45)
Total Segment EBITDA	$221	$—	$(11)	$—	$2	$212

NOTE 3 – ADJUSTED NET INCOME (LOSS) ATTRIBUTABLE TO NEWS CORPORATION STOCKHOLDERS AND ADJUSTED EPS
The Company uses net income (loss) attributable to News Corporation stockholders and diluted earnings per share (“EPS”) excluding expenses related to U.K. Newspaper Matters, impairment and restructuring charges and “Other, net”, net of tax, recognized by the Company or its equity method investees, as well as the settlement of certain pre-Separation tax matters (“adjusted net income (loss) attributable to News Corporation stockholders” and “adjusted EPS,” respectively), to evaluate the performance of the Company’s operations exclusive of certain items that impact the comparability of results from period to period, as well as certain non-operational items. The calculation of adjusted net income (loss) attributable to News Corporation stockholders and adjusted EPS may not be comparable to similarly titled measures reported by other companies, since companies and investors may differ as to what type of events warrant adjustment. Adjusted net income (loss) attributable to News Corporation stockholders and adjusted EPS are not measures of performance under generally accepted accounting principles and should not be construed as substitutes for consolidated net income (loss) attributable to News Corporation stockholders and net income (loss) per share as determined under GAAP as a measure of performance. However, management uses these measures in comparing the Company’s historical performance and believes that they provide meaningful and comparable information to investors to assist in their analysis of our performance relative to prior periods and our competitors.
The following table reconciles reported net income (loss) attributable to News Corporation stockholders and reported diluted EPS to adjusted net income attributable to News Corporation stockholders and adjusted EPS for the three months ended September 30, 2020 and 2019.

	For the three months ended September 30, 2020		For the three months ended September 30, 2019
(in millions, except per share data)	Net income attributable to stockholders	EPS	Net (loss) income attributable to stockholders	EPS
Net income (loss)	$47		$(211)
Less: Net income attributable to noncontrolling interests	(13)		(16)
Net income (loss) attributable to News Corporation stockholders	$34	$0.06	$(227)	$(0.39)
U.K. Newspaper Matters	2	—	2	—
Impairment and restructuring charges(a)	40	0.07	297	0.50
Other, net	(17)	(0.03)	(4)	—
Tax impact on items above	(10)	(0.02)	(41)	(0.07)
Impact of noncontrolling interest on items above	(1)	—	(1)	—
As adjusted	$48	$0.08	$26	$0.04

(a)During the three months ended September 30, 2019, the Company recognized $273 million of non-cash impairment charges, primarily at News America Marketing.